                                   EXHIBIT 4.1

         Series A Preferred Stock and Warrants Purchase Agreement, among BH Capital Investments, L.P., Excalibur Limited Partnership and
            Galaxy Nutritional Foods, Inc., dated as of April 6, 2001


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            SERIES A PREFERRED STOCK AND WARRANTS PURCHASE AGREEMENT

                         GALAXY NUTRITIONAL FOODS, INC.

         THIS SERIES A PREFERRED STOCK AND WARRANTS PURCHASE AGREEMENT is entered into effective as of April 6, 2001 (the "Agreement"), between the Investors signatory hereto (each an "Investor" and together the "Investors"), and Galaxy Nutritional Foods, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company").

          WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Investors, and the Investors shall purchase in the aggregate (a) $3,500,000 face value of shares of Series A Preferred Stock of the Company and (b) warrants to purchase shares of the Common Stock of the Company;

          WHEREAS, such investment will be made in reliance upon the provisions of Regulation S and/or Section 4(2) ("Section 4(2)") and/or 4(6) of the United States Securities Act and/or Regulation D ("Regulation D") and the other rules and regulations promulgated thereunder (the "Securities Act"), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments in securities to be made hereunder.

         NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

Section 1.1.      Definitions

         The following capitalized terms shall have the meanings ascribed to them below:

         "Capital Shares" shall mean the Common Stock and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of earnings and assets of the Company.

         "Capital Shares Equivalents" shall mean any securities, rights, or obligations that are convertible into or exchangeable for or give any right to subscribe for any Capital Shares of the Company or any warrants, options or other rights to subscribe for purchase or otherwise acquire Capital Shares or any such convertible or exchangeable securities.

         "Closing" shall mean the closing of the purchase and sale of the Purchased Shares and the Warrants pursuant to Section 2.1.


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         "Closing Date" shall mean 10:00 a.m. on the date hereof, or such other time as the Company and the Investors may mutually agree, provided all the conditions thereto have been satisfied or waived on such date.

         "Common Stock" shall mean the Company's common stock, $0.01 par value per share.

         "Conversion Shares" shall mean the shares of Common Stock issuable upon conversion of the Series A Preferred Stock purchased hereunder.

         "Damages" shall mean any loss, claim, damage, judgment, penalty, deficiency, liability, costs or expenses (including, without limitation, reasonable attorneys' fees and disbursements and reasonable costs and expenses of expert witnesses and investigation).

         "Disclosure Schedule" shall mean the written disclosure schedule, if any, delivered on or prior to the date hereof by the Company to the Investors that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement.

         "Effective Date" shall mean the date on which the SEC first declares effective a Registration Statement registering the resale of the Registrable Securities as set forth in the Registration Rights Agreement.

         "Environmental Laws" shall mean foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants.

         "Escrow Agent" shall have the meaning set forth in the Escrow
Agreement.

         "Escrow Agreement" shall mean the Escrow Agreement in substantially the form of Exhibit A hereto executed and delivered contemporaneously with this Agreement.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "GAAP" shall mean United States generally accepted accounting principles as shall be in effect from time to time.

         "Initial Warrants" shall mean the warrants issued at the Closing pursuant to Section 2.1 hereof, in substantially the form of Exhibit E-1 attached hereto.

         "Irrevocable Transfer Agent Instructions" shall mean the Irrevocable Transfer Agent Instructions, in the form of Exhibit B attached hereto, from the Company to the Company's transfer agent.

         "Issue Date" shall mean the date on which Purchased Shares and the Warrants are issued pursuant to Article II.


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         "Legend" shall mean the legend set forth in Section 9.1.

         "Market Price" on any given date shall mean the average of the closing bid price of the Common Stock on the Principal Market (as reported by Bloomberg L.P.) during the five (5) Trading Days ending on the Trading Day immediately prior to the date for which the Market Price is to be determined.

         "Material Adverse Effect" shall mean any effect on the business, operations, properties, prospects or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of the Company to enter into and perform any of its obligations under the Transaction Documents in any material respect, other than general economic conditions or general economic trends.

         "Preferred Stock" shall mean the preferred stock, par value $0.01 per share, of the Company.

         "Floor Price" shall have the meaning set forth in the Series A Certificate of Designations.

         "Principal Market" shall mean the American Stock Exchange, the New York Stock Exchange, the NASDAQ National Market, or the NASDAQ SmallCap Market, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume, or if the Common Stock is not traded on an exchange or market, the OTC Bulletin Board.

         "Purchase Price" with respect to the issuance and sale of the shares of Series A Preferred Stock purchased at the Closing shall mean eight hundred eighty percent (880%) of the lower of: (a) the Market Price of the Common Stock on the Closing Date, or (b) $5.10.

         "Purchased Shares" shall mean the Series A Preferred Stock purchased pursuant to this Agreement.

         "Redemption Warrants" shall mean the warrants, in substantially the form of Exhibit E-2 attached hereto, issued to the Investors pursuant to Section 2.1(c) hereof , which warrants shall become exercisable only upon a redemption of the Purchased Shares pursuant to this Agreement or the Series A Certificate of Designations.

         "Registrable Securities" shall mean the Conversion Shares and the Warrant Shares until the earliest of (i) all Registration Statements have been declared effective by the SEC, and all Conversion Shares and Warrant Shares have been disposed of pursuant to the Registration Statements, (ii) all Conversion Shares and Warrant Shares have been sold under circumstances under which all of the applicable conditions of Rule 144 (or any similar provision then in force) under the Securities Act ("Rule 144") are met, (iii) all Conversion Shares and Warrant Shares have been otherwise transferred to holders who may trade such shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of


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ownership for such securities not bearing a restrictive legend, (iv) such time as, in the opinion of counsel to the Company, all Conversion Shares and Warrant Shares may be sold within a three-month period pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act, assuming for this purpose only that the holders hereof are not officers, directors, affiliates or control persons of the Company or (v) two years from the date hereof.

         "Registration Rights Agreement" shall mean the Registration Rights Agreement by and among the Investors, the Company and the other signatories thereto regarding the filing of Registration Statements for the resale of the Registrable Securities, substantially in the form attached hereto as Exhibit C.

         "Registration Statement" shall mean any registration statement on Form S-3 (if use of such form is then available to the Company pursuant to the rules of the SEC and, if not, on such other form promulgated by the SEC for which the Company then qualifies and which counsel for the Company shall deem appropriate, and which form shall be available for the resale by the Investors of the Registrable Securities to be registered thereunder in accordance with the provisions of this Agreement, the Registration Rights Agreement and in accordance with the intended method of distribution of such securities), for the registration of the resale by the Investors under the Securities Act of Registrable Securities.

         "Regulation D" shall have the meaning set forth in the recitals of this Agreement.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "SEC Documents" shall mean each report, proxy statement and registration statement filed by the Company with the SEC pursuant to the Exchange Act or the Securities Act from the initial filing with the SEC through the date hereof.

         "Section 4(2)" and "Section 4(6)" shall have the meanings set forth in the recitals of this Agreement.

         "Securities" shall mean collectively the Purchased Shares, the Warrants, the Warrant Shares and the Conversion Shares.

         "Securities Act" shall have the meaning set forth in the recitals of this Agreement.

         "Series A Certificate of Designations" shall mean the Certificate of Designations relating to the Series A Preferred Stock attached hereto as Exhibit D.

         "Series A Preferred Stock" shall mean the Company's Series A Preferred Stock, par value $0.01 per share, having the rights, terms, and privileges set forth in the Company's Series A Certificate of Designations.

         "Trading Day" shall mean any day during which the Principal Market shall be open for business.

         "Transaction Documents" shall mean this Agreement, the Registration Rights Agreement, the Series A Certificate of Designations, the Escrow Agreement, the Irrevocable Transfer Agent Instructions and each of the other agreements, documents and instruments entered into and delivered by the parties hereto in connection with the transactions contemplated by this Agreement.

         "Warrants" shall mean the warrants to be issued or issuable to the Investors hereunder for the purchase of shares of Common Stock, including the Initial Warrants, the Redemption Warrants and the 30% Warrants.

         "Warrant Shares" shall mean all shares of Common Stock or other securities issued or issuable pursuant to exercise of the Warrants.

         "30% Warrants" shall mean the warrants, in substantially the form of Exhibit E-3 attached hereto, issued to the Investors pursuant to Section 2.1(c) hereof.

                                   ARTICLE II

               PURCHASE AND SALE OF PURCHASED SHARES AND WARRANTS

Section 2.1.      Investment.

         (a) Upon the terms and subject to the conditions set forth herein, on the Closing Date, the Company shall sell, and the Investors shall purchase,
(x) an aggregate of $3,080,000 of Purchased Shares at the applicable Purchase Price and (y) the Warrants in an amount and with an exercise price as provided in Section 2.1(c), allocated among the Investors as set forth on the signature pages hereto.

         (b) The Closing shall occur on the Closing Date at the Escrow Agent's offices, at which time the Escrow Agent (x) shall release to the Investors certificates representing the Purchased Shares and Warrants to be issued on the Closing Date and (y) shall release to the Company the entire amount of the aggregate Purchase Price in immediately available funds (after all fees have been paid as set forth in the Escrow Agreement), in accordance with the terms of the Escrow Agreement.

         (c) The Initial Warrants. The aggregate number of Initial Warrants to be issued to the Investors at the Closing shall be 120,000, and the initial exercise price of the Initial Warrants shall be the lower of (i) 110% of the Market Price on the Closing Date, or (ii) 110% of the average closing bid price of the Common Stock on the Principal Market for the thirty (30) Trading Days ending on the 270th day after the Closing Date (subject to the Floor Price, if applicable).

                  The Redemption Warrants. The aggregate number of Redemption Warrants to be issued to the Investors at the Closing shall be 120,000, which warrants shall become exercisable simultaneous with and as a condition to any redemption of the Purchased Shares by the

Company pursuant to the Series A Certificate of Designations, this Agreement or otherwise, pro rated for any partial redemptions.

                  The 30% Warrants. The aggregate number of 30% Warrants to be issued to the Investors at the Closing shall be as described on Exhibit E-3, which warrants shall only become exercisable if at any time on or after February 15, 2002 that both (i) all of the Purchased Shares have not been redeemed in full, and (ii) the Registration Statement covering the resale of all of the Registrable Securities is not then effective as required by the Registration Rights Agreement.

         (d) The Closing shall be subject to the parties' satisfaction of the conditions to Closing set forth below:

                  (i) The obligation of the Company hereunder to issue and sell the Purchased Shares and the Warrants to each Investor at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Investor with prior written notice thereof:

                           (A) The Investors shall have executed each of the Transaction Documents to be executed by them and delivered the same to the Company.

                           (B) The Escrow Agent shall have delivered to the Company the Purchase Price for the Purchased Shares and the Warrants being purchased by the Investors at the Closing (less any amounts withheld pursuant to the Escrow Agreement) by wire transfer of immediately available funds pursuant to the written wire instructions provided by the Company.

                           (C) The representations and warranties of the Investors shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Investors shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by them at or prior to the Closing Date.

                           (D) The Series A Certificate of Designations shall have been filed in Delaware and shall have become effective under the Delaware General Corporation Law.

                  (ii) The obligation of each Investor hereunder to purchase the Purchased Shares and the Warrants at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Investor's sole benefit and may be waived by such Investor at any time in its sole discretion by providing the Company with prior written notice thereof:

                           (A) The Company and each other Investor shall have executed each of the Transaction Documents to be executed by it and delivered the same to such Investor.

                           (B) The Common Stock shall be authorized for quotation on the Principal Market, trading in the Common Stock shall not have been suspended by the Principal Market or the SEC at any time beginning on the date hereof and through and including the Closing Date, and the Company shall not have been notified of any pending or threatened proceeding or other action to delist or suspend the Common Stock.

                           (C) The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Such Investor shall have received a certificate, executed by the Company's Chief Executive Officer, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Investor, including, without limitation, an update as of the Closing Date regarding the representation contained in Section 4.3 below.

                           (D) Such Investor shall have received the opinion of the Company's counsel dated as of the Closing Date, in form, scope and substance reasonably satisfactory to such Investor and in substantially the form of Exhibit F attached hereto.

                           (E)      The Company shall have executed and
                           delivered (or shall have caused the Escrow Agent to deliver to such Investor the stock certificates (in such denominations as such Investor shall request) representing the Purchased Shares being purchased by such Investor at the Closing.

                           (F)      The Company shall have executed and
                           delivered (or shall have caused the Escrow Agent to deliver) to such Investor the Warrants (in such denominations as such Investor shall request) being purchased by such Investor at the Closing.

                           (G) The Board of Directors of the Company shall have adopted resolutions consistent with Section 4.2 below and in a form reasonably acceptable to such Investor (the "Resolutions").

                           (H) As of the Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the issuance of the shares of Common Stock issuable in connection with this Agreement, a number of shares of Common Stock equal to at least 200% of the number of Conversion Shares issuable on the Closing Date and 200% of the number of Warrant Shares issuable under this Agreement (assuming all the Purchased Shares were fully convertible and all Warrants were fully exercisable on such date regardless of any limitation on the timing or amount of such conversions or exercises).

                           (I) The Company shall have delivered the Irrevocable Transfer Agent Instructions to its transfer agent, and such transfer agent shall have acknowledged receipt thereof in writing.

                           (J) The Company shall have delivered to such Investor a certificate evidencing the due incorporation and good standing of the Company and each Subsidiary in such corporation's state of incorporation (and in any states where such entities are required to be qualified to do business) issued by the Secretary of State of such states as of a date within ten (10) days of the Closing Date.

                                    (K)      The Company shall have delivered to
                                    such Investor a certificate, executed by the Company's Secretary dated the Closing Date, as to (i) the Resolutions described in
                                    Section 4.2, (ii) the Certificate of
                                    Incorporation, and (iii) the Bylaws, each as in effect on the Closing Date.

                                    (L)      The Company shall have delivered to
                                    such Investor such other documents relating to the transactions contemplated by this Agreement as such Investor or its counsel may reasonably request.

                                    (M)      Each other Investor shall have
                                    purchased its pro rata share of the
                                    Purchased Shares and Initial Warrants to be purchased by it at the Closing.

                                    (N)      Such Investor shall have received a
                                    certificate, executed by the Company's Chief
                                    Executive Officer, dated as of the Closing
                                    Date to the effect that since December 31, 2000 (i) no Material Adverse Effect has occurred or exists with respect to the Company, except as disclosed in any SEC Documents filed at least five (5) days prior to the Closing Date, and available on EDGAR, and (ii) the Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to 11 U.S.C. ss.ss. 101 et seq. (the "Bankruptcy Code") or any similar state bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary proceeding under the Bankruptcy Code or any such state law.

                           (O) The Series A Certificate of Designations shall have been filed in Delaware and shall have become effective under the Delaware General Corporation Law.

                           (P) The Company shall have delivered to the Investors the irrevocable written agreement and proxy of Morini Investments Limited Partnership, in form and substance satisfactory to the Investors, to vote all shares of Common Stock or other securities over which he has voting control in favor of a shareholder proposal permitting the consummation of the transactions contemplated by this Agreement.

         (e) anything to the contrary notwithstanding, in the event the Closing does not occur by April 30, 2001, the Investors shall have no further obligation to purchase and the Company shall have no further obligation to sell the Securities and this Agreement shall be terminated (provided, however, the Company shall remain responsible for the payment of all reasonable expenses of the Investors, including legal fees), subject to the limitations on fees set forth in Section 13.8 hereof.

Section 2.2 Liquidated Damages. The parties hereto acknowledge and agree that the sums payable pursuant to this Agreement and the Registration Rights Agreement shall constitute liquidated damages and not penalties. The parties further acknowledge that (a) the amount of loss or damages likely to be incurred is incapable or is difficult to precisely estimate, (b) the amounts specified in such sections bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by the Investors in connection with the failure by the Company to timely effect the registration of the Registrable Securities or otherwise perform hereunder and (c) the parties are sophisticated business parties and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm's length.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor, severally and not jointly, represents and warrants to the Company that:

Section 3.1. Intent. Such Investor is entering into this Agreement for its own account and not with a view to, or for sale in connection with, any distribution of the Securities. Such Investor has no present arrangement (whether or not legally binding) at any time to sell the Securities to or through any person or entity; provided, however, that by making the representations herein, such Investor does not agree to hold such Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with federal and state securities laws applicable to such disposition.

Section 3.2. Sophisticated Investor. Such Investor is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and such Investor has such experience in business and financial matters that it has the capacity to protect its own interests in connection with this transaction and is capable of evaluating the merits and risks of an investment in the Securities. Such Investor acknowledges that an investment in the Securities is speculative and involves a high degree of risk. The Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the sale of the Securities.

Section 3.3. Due Execution, Power and Authority. This Agreement and each of the Transaction Documents that is required to be executed by such Investor has been duly authorized and validly executed and delivered by such Investor and is a valid and binding agreement of such Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. The Investor has the requisite power and authority to enter into the Agreement, to purchase the Securities and perform its obligations under the terms of the Agreement.

Section 3.4. Not an Affiliate. Such Investor is not an officer, director or "AFFILIATE" (as that term is defined in Rule 405 of the Securities Act) of the Company.

Section 3.5. Disclosure; Access to Information. Such Investor has received all documents, records, books and other publicly available information pertaining to such Investor's investment in the Company as such Investor has requested (the "Requested Information"). Such Investor acknowledges that the Company is subject to the periodic reporting requirements of the Exchange Act, and such Investor has reviewed the Requested Information and copies of all SEC Documents deemed relevant by such Investor in order for it to make an informed decision to purchase its allotment of the Securities.

Section 3.6. Manner of Sale. At no time was Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Investors that, except as set forth on the Disclosure Schedule prepared by the Company and attached hereto:

Section 4.1. Organization of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now being conducted and as presently proposed to be conducted. The

Company's Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the jurisdictions in which they are incorporated and have the requisite corporate power and authority to own and operate their properties and assets and to carry on their business as now being conducted. The Company does not have any Subsidiaries and does not own more that fifty percent (50%) of or control any other business entity except as set forth in the SEC Documents. The Company and each of its Subsidiaries is duly qualified and is in good standing as a foreign corporation to do business in every jurisdiction in which the nature of the business conducted or property owned or leased by it makes such qualification necessary, other than those in which the failure so to qualify would not have a Material Adverse Effect.

Section 4.2. Authority. (i) The Company has the requisite corporate power and corporate authority to enter into and perform its obligations under the Transaction Documents and to issue the Securities pursuant to their respective terms; (ii) the execution, issuance and delivery of the Transaction Documents, the Series A Preferred Stock certificates and the Warrants by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required; and (iii) the Transaction Documents, when executed and delivered by the Company and the parties hereto, shall constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. The Company has duly and validly authorized and reserved for issuance shares of Common Stock sufficient in number for the issuance of Common Stock upon conversion of the Purchased Shares into Common Stock and exercise and conversion of the Warrants into Common Stock. The Company understands and acknowledges the potentially dilutive effect to the Common Stock of the issuance of the Securities. The Company further acknowledges that its obligation to issue Common Stock under this Agreement is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company and notwithstanding the commencement of any case under the Bankruptcy Code.

Section 4.3. Capitalization. The authorized capital stock of the Company immediately prior to the Closing will consist of (i) 85,000,000 shares of Common Stock, $0.01 par value per share, of which 10,011,947 shares were issued and outstanding as of April 4, 2001, and (ii) 1,000,000 shares of Preferred Stock, $0.01 par value per share, of which 200,000 have been designated "Series A Preferred Stock," none of which are issued and outstanding immediately prior to the Closing. The Company has no authorized or outstanding shares of preferred stock or other equity securities except as disclosed herein. Except for (i) outstanding options and warrants as set forth in the SEC Documents and (ii) as set forth in the Disclosure Schedule, there are no outstanding Capital Shares Equivalents nor any agreements or understandings pursuant to which any Capital Shares Equivalents may become outstanding. The Company is not a party to any agreement granting preemptive, registration or anti-dilution rights to any person with respect to any of its equity or debt securities. All of the outstanding shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws.

Section 4.4. Common Stock. The Company has registered its Common Stock pursuant to Section 12(b) or (g) of the Exchange Act and is in full compliance with all reporting requirements of the Exchange Act, and the Company is in compliance with all requirements for the continued listing or quotation of its Common Stock, and such Common Stock is currently listed or quoted on, the Principal Market. As of the date hereof, the Principal Market is the American Stock Exchange, and except as set forth in the SEC Documents, the Company has not received any notice regarding, and to its knowledge there is no threat of, the termination or discontinuance of the eligibility of the Common Stock for such posting or listing.

Section 4.5. SEC Documents. The Company has not provided the Investors any information that, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date hereof by the Company, but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and rules and regulations of the SEC promulgated thereunder, and the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC or other applicable rules and regulations with respect thereto at the time of such inclusion. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments). Neither the Company nor any of its Subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described in the financial statements or in the notes thereto in accordance with GAAP, which were not fully reflected in, reserved against or otherwise described in the financial statements or the notes thereto included in the SEC Documents or were not incurred in the ordinary course of business consistent with the Company's past practices since the last date of such financial statements. No other information provided by or on behalf of the Company to the Investors that is not included in the SEC Documents, including, without limitation, information referred to in Section 3.5 of this Agreement and the representations and warranties contained herein or in any schedule or exhibit hereto, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading.

Section 4.6. Exemption from Registration; Valid Issuances. Subject to the accuracy of the Investors' representations in Article III and substantially similar representations to be made on exercise of the Warrants, the Company's sale of the Purchased Shares and its issuance of the Warrants under this Agreement do not, and the Company's issuance of (i) Common Stock on the exercise of the Warrants, and (ii) Common Stock upon conversion of the Purchased Shares will not, require registration under the Securities Act and/or any applicable state securities law presently in effect. When issued and paid for in accordance with the Warrants and validly converted in accordance with the Series A Certificate of Designations, the Conversion Shares and the Warrant Shares will be duly and validly issued, fully paid, and non-assessable. Neither the sales of the Securities pursuant to, nor the Company's performance of its obligations under, the Transaction Documents will (i) result in the creation or imposition by the Company of any liens, charges, claims or other encumbrances upon any of the Securities or, except as contemplated herein, any of the assets of the Company, or (ii) be subject to preemptive or other rights to subscribe for or acquire the Capital Shares or other securities of the Company. None of the Securities will subject the Investors to personal liability to the Company or its creditors by reason of an Investor's possession thereof.

Section 4.7. No Directed Selling, General Solicitation or Advertising in Regard to this Transaction. Neither the Company nor any of its affiliates nor any person acting on its or their behalf (i) has engaged in or will engage in any directed selling efforts in violation of the requirements of Regulation S,
(ii) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to the sale of the Securities, or (iii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Securities under the Securities Act.

Section 4.8. No Conflicts. The Company's execution, delivery and performance of the Transaction Documents, and the Company's consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a violation of the Company's Certificate of Incorporation or Bylaws or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument, or any "lock-up" or similar provision of any underwriting or similar agreement to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market) applicable to the Company or by which any property or asset of the Company is bound or affected. The Company is not otherwise in violation of any term of or in default under its Certificate of Incorporation, or its Bylaws, or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company (including, without limitation, all rules and regulations of the Food and Drug Administration and the United States Department of Agriculture), except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have a Material Adverse Effect. The Company's business is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either singly or in the aggregate would not result in a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required by the Securities Act and any applicable state or non-U. S. securities or similar laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self regulatory organization, in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents in accordance with the terms hereof or thereof.

All consents, authorizations, orders, filings and registrations that the Company is required to obtain pursuant to the preceding sentence on or prior to the date hereof have been obtained or effected. The Company is not in violation of the listing or posting requirements of the Principal Market as in effect on the date hereof and is not aware of any facts which would reasonably lead to delisting of the Common Stock by the Principal Market in the foreseeable future.

Section 4.9. No Material Adverse Change. Since December 31, 2000, no Material Adverse Effect has occurred or exists with respect to the Company, except as disclosed in any SEC Documents filed at least five (5) days prior to the date hereof and available on EDGAR.

Section 4.10. No Undisclosed Events, Liabilities, Developments, or Circumstances. No event, liability, development or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective businesses, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

Section 4.11. No Integrated Offering. The Company has not, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the Securities Act or cause this offering of Securities to be integrated with prior offerings of securities by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the Principal Market; nor will the Company or any of its Subsidiaries take any action or steps that would require registration of the Securities under the Securities Act or cause the offering of the Securities to be integrated with other offerings.

Section 4.12. Litigation and Other Proceedings. Except as disclosed in the SEC Documents, there are no lawsuits or proceedings pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary or any of their officers or directors in their capacities as such, nor has the Company received any written or oral notice of any such action, suit, proceeding or investigation, which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the SEC Documents, no judgment, order, writ, injunction or decree or award has been issued by or, to the knowledge of the Company, requested of any court, arbitrator or governmental agency which could result in a Material Adverse Effect. There is no action, proceeding or investigation by the Company currently pending or that the Company intends to initiate, other than in the ordinary course of its business.

Section 4.13. No Misleading or Untrue Communication. Neither Company nor any person representing the Company, or any other person selling or offering to sell the Securities in connection with the transaction contemplated by this Agreement, has made, at any time, any oral communication in connection with the offer or sale of the same which contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

Section 4.14. Insurance. The Company and each subsidiary maintains directors' and officers' liability, property and casualty, general liability, workers' compensation, environmental hazard, personal injury and other similar types of insurance with financially sound and reputable insurers that is adequate, consistent with industry standards and the Company's historical claims experience. Neither the Company nor any Subsidiary has been refused any insurance coverage sought or applied for, and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its Subsidiaries, taken as a whole.

Section 4.15. Tax Matters. The Company has accurately prepared and timely filed all United States income tax returns and all state and municipal tax returns that are required to be filed by it, if any, and has paid or made provision for the payment of all taxes, if any, that have become due pursuant to such returns. No deficiency assessment or proposed adjustment of the Company's United States income tax or state or municipal taxes is pending and there is no liability as of the date hereof for any tax for which there is not an adequate reserve reflected in the Company's publicly filed financial statements. All federal, state, local and foreign franchise, sales, use, occupancy, excise, withholding and other taxes and assessments (including interest and penalties) payable by, or due from, the Company have been fully paid or adequately disclosed and fully provided for in the books and financial statements of the Company, except where the failure to provide for or pay such taxes and assessments would not have a Material Adverse Effect on the Company. No examination of any tax return of the Company is currently in progress, except where such examinations would not have a Material Adverse Effect on the Company. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Company.

Section 4.16. Property. Neither the Company nor any of its Subsidiaries owns any real property. Each of the Company and its Subsidiaries has good and marketable title to all personal property that it owns, free and clear of all liens, encumbrances and defects except as reflected in the SEC Documents or the Requested Information or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company; and to the Company's knowledge, any real property, mineral or water rights, and buildings that the Company holds under lease as a tenant are held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and intended to be made of such property, mineral or water rights, and buildings by the Company and its Subsidiaries. The Disclosure Schedule sets forth a complete and accurate listing of all material liens or security interests on the assets of the Company and its Subsidiaries.

Section 4.17. Intellectual Property Rights. The Company has sufficient title and ownership of or is licensed under all patents, patent applications, trademarks, service marks, trade names, copyrights, and all registrations and applications for registration of any of the foregoing, and all trade secrets, information, inventions, computer programs owned or licensed by the Company, documentation, proprietary rights and processes (collectively, "Intellectual Property") necessary for its business as now conducted and as currently proposed to be conducted without any conflict with and without infringement of the rights of others. The Company has not received any communications alleging that it has violated or, by conducting its businesses as currently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Except as disclosed on the Disclosure Schedule, the Company does not believe it is or will be necessary to use any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company (unless made prior to employment as an independent contractor to the Company).

Section 4.18      Proprietary Information; Noncompetition Covenants.

         (a) The Company has done nothing to compromise in any material respects the secrecy, confidentiality or value of any of its trade secrets, know-how, inventions, prototypes, designs, processes or technical data required to conduct its business as now conducted or as proposed to be conducted. The Company has taken in the past and will take in the future reasonable security measures to protect the secrecy, confidentiality and value of all its trade secrets, know-how, inventions, prototypes, designs, processes, and technical data which, in each case, is important to the conduct of its business.

         (b) Each current employee of the Company has executed a nondisclosure and assignment of inventions agreement at least as restrictive as the form previously provided by the Company to the Investors. Each consultant to the Company has executed a confidentiality and assignment agreement restricting the disclosure of proprietary information of the Company and assigning to the Company all inventions made by such consultant in the course of consulting for the Company. The Company is not aware that any of the employees, officers or consultants of the Company, past or present, is in violation of such agreements, and the Company will use its best efforts to prevent any such violation.

4.19.    Company Software.

         (a) The Company has all technical and descriptive materials for all software used in connection with the business of the Company other than off-the-shelf software acquired for less than $10,000 per application (the "Company Software") as is necessary to run its business in accordance with its historical practices, except as would not have a Material Adverse Effect.

         (b) The use of the Company Software does not breach any terms of any contract or agreement. The Company either owns or has been granted under license agreements relating to the Company Software (the "Company License Agreements") valid and subsisting rights with respect to all software comprising the Company Software and such rights may be exercised anywhere in the world. The Company is in compliance with each of the terms and conditions of each of the Company License Agreements except to the extent failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect. In the case of any commercially available "shrink-wrap" software programs (such as Lotus 1-2-3 or Microsoft Word), the Company has not made and is not using any unauthorized copies of any such software programs and, to the knowledge of the Company, none of the employees, agents or representatives of the Company have made or are using any such unauthorized copies in the conduct of the Company's business, except as would not have a material adverse effect on the Company.

         (c) The Company Software and the related computer hardware used by the Company in its operations (the "Company Hardware") are adequate in all material respects, when taken together with the other assets, resources and personnel of the Company, to run the business of the Company in the same manner as such business has operated since inception. The Disclosure Schedule contains a summary description of any unusual problems experienced by the Company in the past twelve months with respect to the Company Software or Company Hardware that would result in a Material Adverse Effect.

Section 4.20. Internal Controls and Procedures. The Company maintains books and records and internal accounting controls that provide reasonable assurance that (i) all transactions to which the Company or any Subsidiary is a party or by which its properties are bound are executed with management's authorization;
(ii) the recorded accounting of the Company's consolidated assets is compared with existing assets at regular intervals; (iii) access to the Company's consolidated assets is permitted only in accordance with management's authorization; and (iv) all transactions to which the Company or any Subsidiary is a party or by which its properties are bound are recorded as necessary to permit preparation of the financial statements of the Company in accordance with GAAP.

Section 4.21. Payments and Contributions. Neither the Company, nor any Subsidiary, nor any of their directors, officers or, to the Company's knowledge, other employees has (i) used any Company funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment of Company funds to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other similar payment to any person with respect to Company matters.

Section 4.22. Acknowledgment Regarding Investors' Purchase of the Securities. The Company acknowledges and agrees that each of the Investors is acting solely in the capacity of arm's-length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Investor is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any of the Investors or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to such Investor's purchase of the Securities. The Company further represents to each Investor that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

Section 4.23. Employees. To the best of the Company's knowledge, no employee of the Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency that would conflict in any material respect with such employee's obligation to use his best efforts to promote the interests of the Company or that would conflict with the Company's business as conducted or as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as currently proposed, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. To the best of the Company's knowledge, no employee or consultant of the Company is in violation in any material respect of any term of any employment contract, proprietary information and inventions agreement, noncompetition agreement or any other contract or agreement relating to the relationship of any such employee or consultant with the Company or any previous employer. To the best of the Company's knowledge, no officer of the Company nor any Key Employee (as hereinafter defined) of the Company, the termination of whose employment, either individually or in the aggregate, would have a materially adverse effect on the Company, has any intention of terminating his or her employment with the Company. The Company has no collective bargaining agreements with any of its employees and to the best of the Company's knowledge there is no labor-union-organizing activity pending or threatened with respect to the Company. For purposes of this Agreement, "Key Employee" means and includes each officer of the Company and each employee who contributes to any significant degree to the invention, design or authorship of the Company's Intellectual Property. The Company has complied in all material respects with all applicable laws relating to employment of labor, including provisions relating to wages, hours, ERISA, equal opportunity, collective bargaining and the payment of social security and other taxes.

Section 4.24.     Environmental Matters.

         (a) The Company has duly complied with, and, to the best knowledge of the Company, all the real estate leased by it either currently or in the past (hereinafter referred to collectively as the "Premises") are in compliance in all material respects with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder.

         (b) The Company has been issued, and will maintain, all federal, state and local permits, licenses, certificates and approvals known to the Company to be required relating to (i) air emissions, (ii) discharges to surface water or ground water, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state or local law, code or ordinance and all rules and regulations promulgated thereunder, as hazardous or potentially hazardous), or (vi) other environmental, health and safety matters.

         (c) The Company has not received notice of, nor does the Company know of any facts that might constitute, any violation of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, that relate to the use, ownership or occupancy of any of the Premises, and the Company is not in violation of any covenants, conditions, easements, rights-of-way or restrictions affecting any of the Premises or any rights appurtenant thereto.

         (d) Except in accordance with a valid governmental permit, license, certificate or approval, the Company has not caused any emission, spill, release or discharge into or upon (i) the air, (ii) soils or any improvements located thereon, (iii) surface water or ground water, or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing any of the Premises, of any toxic or hazardous substances or wastes at or from any of the Premises.

         (e) There has been no complaint, order, directive (other than directives applicable to the general public), claim, citation or notice by any governmental authority or any other person or entity with respect to (i) air emissions, (ii) spills, releases or discharges to soils or any improvements located thereon, surface water, ground water or the sewer, septic system or waste treatment, storage or disposal systems servicing any of the Premises,
(iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes or (vi) other environmental, health or safety matters affecting, in any material respect, the Company, any of the Premises or any improvements located thereon, or the businesses thereon conducted.

Section 4.25. Regulatory Permits. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such items would not have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

Section 4.26. No Materially Adverse Contracts, Etc. Neither the Company nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company's officers has a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement that in the reasonable judgment of the Company's officers has or is expected to have a Material Adverse Effect.

Section 4.27. Certain Transactions. Except as set forth in the SEC Documents filed at least ten (10) days prior to the date hereof and available on EDGAR and except for arm's-length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options disclosed in the Disclosure Schedule, none of the officers or directors of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.

Section 4.28. Application of Takeover Protections. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under the laws of the state of its incorporation which is or could become applicable to the Investors as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Securities and the Investor's ownership of the Securities.

Section 4.29. No Other Agreements. The Company has not, directly or indirectly, made any agreements with any Investors relating to the terms or conditions of the transactions contemplated by the Transaction Documents, except as set forth in the Transaction Documents.

Section 4.30 Registration Rights. Except as provided in the Registration Rights Agreement and except for the Company's obligation to register shares issued or issuable to Finova Capital as disclosed in the SEC Documents, the Company is not under any obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued.

Section 4.31 Finders' Fees. The Company (a) represents and warrants that it has retained no finder or broker in connection with the transactions contemplated by this Agreement. The Company hereby agrees to indemnify and to hold the Investors harmless of and from any liability for any commission or compensation in the nature of a finder's fee (including any fee listed on the Disclosure Schedule) to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its employees or representatives is responsible.

Section 4.32 Absence of Rights Agreement. The Company has not adopted a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change of control of the Company.

                                    ARTICLE V

                           COVENANTS OF THE INVESTORS

Each Investor, severally and not jointly, covenants as follows.

Section 5.1 Best Efforts. Each Investor shall use its best efforts to timely satisfy each of the conditions to be established by it as provided in
Article II of this Agreement.

Section 5.2 Regulation S Compliance. Each Investor agrees that any hedging transactions with respect to the Common Stock will only be conducted in compliance with Regulation S. Each investor certifies that it is not a U.S. Person (as defined for purposes of Regulation S) and is not acquiring the Securities for the account or benefit of a U.S. Person. The Investors understand and acknowledge that the Company may refuse to register the transfer of any Securities unless made in accordance with the registration or exemption provisions of the Securities Act.

                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

Section 6.1. Best Efforts. The Company shall use its best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Article II of this Agreement.

Section 6.2. Registration Rights. The Company shall cause the Registration Rights Agreement to remain in full force and effect, and the Company shall comply with the terms thereof.

Section 6.3. Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, shares of Common Stock in an amount not less than 200% of the number of shares of Common Stock needed to provide for the issuance of the Conversion Shares and the Warrant Shares (as may be adjusted from time to time). The Company further agrees at if at any time 200% of the number of shares of Common Stock issuable under the Agreement would cause the Company to be obligated to issue a number of shares of Common Stock in excess of its authorized capital (after taking into account all other Capital Shares Equivalents then existing), it shall promptly commence and effect all necessary corporate and shareholder action necessary to increase its authorized capital so as to eliminate the aforesaid condition.

Section 6.4. Listing of Common Stock. The Company shall maintain the listing of the Common Stock on a Principal Market and, as soon as required by the rules of the Principal Market and any other national securities exchange or automated quotation system, if any, upon which shares of Common Stock are listed, shall list the Conversion Shares and the Warrant Shares on the Principal Market and each such other exchange or system. The Company further agrees, if the Company applies to have the Common Stock traded on any other Principal Market, it will include in such application the Conversion Shares and the Warrant Shares, and will take such other action as is necessary or desirable in the opinion of the Investors to cause the Conversion Shares and the Warrant Shares to be listed on such other Principal Market as promptly as possible. The Company will take all action necessary to continue the listing and trading of its Common Stock on a Principal Market (including, without limitation, maintaining sufficient net tangible assets) and will comply in all material respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Principal Market and shall provide Investors with copies of any correspondence to or from such Principal Market which questions or threatens delisting of the Common Stock, within three (3) trading days of the Company's receipt thereof, until the Investors have disposed of all of their Registrable Securities.

Section 6.5. Exchange Act Registration. The Company will cause its Common Stock to continue to be registered under Section 12(b) or (g) of the Exchange Act, will use its best efforts to comply in all material respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act until the Investors have disposed of all of their Registrable Securities.

Section 6.6. Legends. The certificates evidencing the Registrable Securities shall be free of legends, except as set forth in Article IX.

Section 6.7. Corporate Existence; Conflicting Agreements. The Company will take all steps necessary to preserve and continue its corporate existence. The Company shall not enter into any agreement, the terms of which agreement would restrict or impair the right or ability of the Company to perform any of its obligations under this Agreement or any of the other Transaction Documents.

Section 6.8. Consolidation; Merger. The Company shall not, at any time after the date hereof, effect any merger or consolidation of the Company with or into, or a transfer of all or substantially all of the assets of the Company to, another entity unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument or by operation of law the obligation to deliver to the Investors such shares of stock and/or securities as the Investors are entitled to receive pursuant to this Agreement. Prior to or upon consummation of any such consolidation or merger, the Investors will have the option to either (a) cause the Company to redeem the Purchased Shares pursuant to the Series A Certificate of Designations, or (b) exchange the Purchased Shares into preferred stock of the surviving entity with substantially identical rights, preferences and privileges of the Series A Preferred Stock.

Section 6.9. Issuance of Purchased Shares, Warrants, Warrant Shares and Conversion Shares. The sale of the Purchased Shares and the Warrants and the issuance of the Warrant Shares and Conversion Shares shall be made in accordance with the provisions and requirements of Regulation S (or if that exemption shall fail for any reason, then in accordance with Section 4(2), Section 4(6) or Regulation D). The Company shall take such actions as necessary to qualify the sales made hereunder to the Investors under Regulation S. If requested by the Investors, the Company shall file a Form D with respect to the Securities as required under Regulation D and provide a copy thereof to each Investor promptly after such filing.

Section 6.10. Relief in Bankruptcy. The Company shall not seek judicial relief from its obligations hereunder except pursuant to the Bankruptcy Code. In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. ss. 362 in respect of the exercise of the Warrants. The Company agrees, without cost or expense to the Investors, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. ss. 362.

Section 6.11. Use of Proceeds. The Company will use the proceeds from the sale of the Securities for working capital and general corporate purposes, but not for the repayment of any debt, except the Company may pay down revolving credit lines (for cash management purposes) and trade debt with such proceeds.

Section 6.12 Limitation on Future Financing. The Company agrees that it will not sell or enter into any agreement to sell any of its securities or incur any indebtedness outside the ordinary course of business from the date hereof until three (3) months after the Effective Date, except for (i) any sales pursuant to any presently existing employee benefit plan which plan has been approved by the Company's stockholders or directors, (ii) any sales pursuant to any compensatory plan for a full-time employee or key consultant, (iii) with the prior approval of holders of a majority of the Purchased Shares then outstanding, which will not be unreasonably withheld, any sales in connection with a strategic partnership or other business transaction, the principal purpose of which is not financing the Company's business operations, (iv) any refinancing of existing senior and/or subordinated debt owed to Finova Capital and South Trust Bank (but only to the extent such refinancing is in the form of non-convertible debt).

Section 6.13 Proxy Statement. If required either now or later by the rules and regulations of the Principal Market or otherwise and if at any time the number of shares of Common Stock that the Investors hold, together with the shares of Common Stock they are then entitled to receive, assuming conversion of all the Purchased Shares and exercise of the Warrants (without regard to any limitations thereon, other than the Floor Price, if applicable), exceeds 15% of the Company's then outstanding shares of Common Stock, upon the request of a majority of the Investors, the Company shall provide each stockholder entitled to vote at the next meeting of stockholders of the Company, which shall be not later than 90 days from the date of such request (the "Stockholder Meeting Deadline"), a proxy statement in accordance with Section 14 of the Exchange Act, which has been previously reviewed by the Investors and a counsel of their choice, soliciting each such stockholder's affirmative vote at such stockholder meeting for approval of the Company's issuance of all of the Purchased Shares, Warrant Shares and Conversion Shares in excess of any limitation or cap imposed by the Principal Market or otherwise, and the Company shall use its best efforts to solicit its stockholders' approval of such issuance of the Securities and to cause the Board of Directors of the Company to recommend to the stockholders that they approve such proposal. If the Company fails to hold a meeting of its stockholders by the Stockholder Meeting Deadline (unless such failure is the result solely of the actions of the Investors), then, as partial relief (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each Investor an amount in cash per Purchased Share equal to 2.5% of the Purchase Price applicable to such Purchased Share per month until the stockholder meeting is held (pro rated for partial months). The Company shall make the payments referred to in the immediately preceding sentence within five days of the earlier of (a) the holding of the meeting of the Company's stockholders and (b) the last day of each 30-day period beginning on the day after the Stockholder Meeting Deadline. In the event the Company fails to make such payments in a timely manner, such payments shall bear interest at the rate of 2.5% per month (pro rated for partial months) until paid in full.

Section 6.14 Transactions With Affiliates. So long as any Investor owns Purchased Shares or Conversion Shares with an aggregate market value equal to or greater than $500,000, the Company shall not, and shall cause each of its Subsidiaries not to, enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, persons who were officers or directors at any time during the previous two years, stockholders who beneficially own 5% or more of the Common Stock, or affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a 5% or more beneficial interest (each, a "Related Party"), except for (a) customary employment arrangements and benefit programs on reasonable terms, (b) any agreement, transaction, commitment or arrangement on an arm's-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party, or (c) any agreement, transaction, commitment or arrangement which is approved by a majority of the disinterested directors of the Company. For purposes hereof, any director who is also an officer of the Company or any Subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment or arrangement. "Affiliate" for purposes of this Section means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a 5% or more equity interest in that person or entity, (ii) has 5% or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity. "Control" or "controls" for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

Section 6.15 Right of First Refusal. The Company shall not sell any of its securities to Persons other than the Investors during the period commencing on the date hereof and ending nine (9) months after the Effective Date unless the Company shall first have satisfied its obligations under this Section 6.15.

                  (a) If the Company receives a written offer from any Person or group of Persons other than the Investors to purchase any of the Company's securities in connection with a financing transaction (other than one which is used to finance a full redemption pursuant to and as permitted under the Series A Certificate of Designations), the Company shall give the Investors a written notice of such offer stating the type, terms, and purchase price of such securities and the other material terms and conditions of the sale of such securities and attaching a copy of any offer signed by the Person or Persons making such offer.

                  (b)The Investors who purchased at least $500,000 in cash purchase amount of Purchased Shares at the Closing shall have the right to purchase all of such securities on the same terms and conditions as are set forth in the Company's written notice. Each Investor may exercise its right to purchase such securities by giving a written notice of exercise to the Company within seven (7) days after such Investor's receipt of the Company's notice. Each Investor shall have the right to purchase such securities pro rata in accordance with the number of shares of Common Stock (assuming the exercise of all warrants and the conversion of all Preferred Stock or other securities) that it has purchased under this Agreement and the Purchase Agreement. Each Investor may also notify the Company that it will purchase its pro rata share of any such securities not purchased by the other Investors.

                  (c) If the Investors shall not have exercised their rights to purchase all of such securities, then the Company shall have the right to sell such securities on the same terms and conditions as those set forth in the Company's notice. If the Company shall not have sold all such securities within 45 days after the expiration of the 7-day period in subparagraph (b) above, then the Company shall not sell any such securities unless it first offers to sell such securities to the Investors in accordance with the procedures set forth in this Section 6.15.

Section 6.16 Suspension of Trading. In addition to any other remedies which the Investors have under this Agreement and under applicable law, for each business day on which trading in the shares of Common Stock is suspended or prohibited on the Principal Market, the Company shall pay the Investors an amount equal to 0.2% of the product of (1) the number of shares of Common Stock (assuming the exercise of all warrants and the conversion of all Preferred Stock or other securities) then held by the Investors and (2) the closing sale price of the Common Stock on the trading day prior to such suspension or prohibition; provided, however, that no such amounts shall be due or payable for the first ten (10) days of any such suspension or prohibition if such suspension or prohibition was not the direct or indirect result of actions or omissions of the Company or its officers, directors, affiliates, employees or agents. The cumulative amount of such amounts which have accrued shall be paid by the Company to the Investors every seven (7) business days after the date of such suspension or prohibition.

Section 6.17 Maintenance of Insurance. So long as any Purchased Shares remain outstanding, the Company agrees to maintain in full force and effect all of its policies of insurance as described in Section 4.15 hereof and to renew all such policies with substantially the same coverage prior to the expirations thereof.

                                   ARTICLE VII

                            SURVIVAL; INDEMNIFICATION

Section 7.1. Survival. The representations, warranties and covenants made by each of the Company and each Investor in this Agreement, the annexes, schedules and exhibits hereto and in each instrument, agreement and certificate entered into and delivered by them pursuant to this Agreement, shall survive the Closing and the consummation of the transactions contemplated hereby. In the event of a breach or violation of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach or violation available to it under the provisions of this Agreement, irrespective of any investigation made by or on behalf of such party on or prior to the Closing Date.

Section 7.2.      Indemnity.

         (a) The Company shall indemnify and hold harmless the Investors, their respective Affiliates and their respective officers, directors, partners and members (each an "Indemnified Party"), from and against any and all Damages, and shall reimburse the Indemnified Parties for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of legal counsel), in each case promptly as incurred by such Indemnified Party and to the extent arising out of or in connection with:

                  (i) any misrepresentation, omission of fact or breach of any of the Company's representations or warranties contained in any of the Transaction Documents, the annexes, schedules or exhibits thereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant hereto or thereto; or

                  (ii) any failure by the Company to perform in any material respect any of its covenants, agreements, undertakings or obligations set forth in any of the

                           Transaction Documents, the annexes, schedules or exhibits thereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant hereto or thereto; or

                  (iii) any action instituted against the Investors, or any of them, by any stockholder of the Company who is not an affiliate of an Investor, with respect to any of the transactions contemplated by the Transaction Documents.

         (b) Each Investor, severally but not jointly, shall indemnify and hold harmless the Company, its Affiliates, directors and officers (each an "Indemnified Party"), from and against any and all Damages, and shall reimburse the Indemnified Parties for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of legal counsel), in each case promptly as incurred by such Indemnified Party and to the extent arising out of or in connection with:

                  (i) any misrepresentation, omission of fact or breach of any of such Investor's representations or warranties contained in any of the Transaction Documents, the annexes, schedules or exhibits thereto or any instrument, agreement or certificate entered into or delivered by the Investor pursuant hereto or thereto; or

                  (ii) any failure by the Investor to perform in any material respect any of its covenants, agreements, undertakings or obligations set forth in any of the Transaction Documents, the annexes, schedules or exhibits thereto or any instrument, agreement or certificate entered into or delivered by the Investor pursuant hereto or thereto.

Section 7.3. Notice. Promptly after receipt by an Indemnified Party seeking indemnification pursuant to Section 7.2 of written notice of any investigation, claim, proceeding or other action in respect of which indemnification is being sought (each, a "Claim"), the Indemnified Party promptly shall notify the other party hereto (the "Indemnifying Party") of the commencement thereof; but the omission so to notify the Indemnifying Party shall not relieve it from any liability that it otherwise may have to the Indemnified Party, except to the extent that the Indemnifying Party is actually prejudiced by such omission or delay. In connection with any Claim as to which both the Indemnified Party and the Indemnifying Party are parties, the Indemnifying Party shall be entitled to assume the defense thereof. Notwithstanding the assumption of the defense of any Claim by the Indemnifying Party, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Claim, and the Indemnifying Party shall bear the reasonable fees, out-of-pocket costs and expenses of such separate legal counsel to the Indemnified Party if (and only if): (x) the Indemnifying Party shall have agreed to pay such fees, out-of-pocket costs and expenses, (y) the Indemnified Party reasonably shall have concluded that representation of the Indemnified Party and the Indemnifying Party by the same legal counsel would not be appropriate due to actual or, as reasonably determined by legal counsel to the Indemnified Party, potentially differing interests between such parties in the conduct of the defense of such Claim, or if there may be legal defenses available to the Indemnified Party that are in addition to or disparate from those available to the Indemnifying Party, or (z) the Indemnifying Party shall have failed to employ legal counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time after notice of the commencement of such Claim. If the Indemnified Party employs separate legal counsel in circumstances other than as described in clauses (x), (y) or (z) above, the fees, costs and expenses of such legal counsel shall be borne exclusively by the Indemnified Party. Except as provided above, the Indemnifying Party shall not, in connection with any Claim in the same jurisdiction, be liable for the fees and expenses of more than one firm of legal counsel for the Indemnified Party (together with appropriate local counsel). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not unreasonably be withheld), settle or compromise any Claim or consent to the entry of any judgment that does not include an unconditional release of the Indemnified Party from all liabilities with respect to such Claim or judgment.

Section 7.4. Direct Claims. In the event an Indemnified Party should have a claim for indemnification that does not involve a claim or demand being asserted by a third party, the Indemnified Party promptly shall deliver notice of such claim to the Indemnifying Party. If the Indemnifying Party disputes the claim, such dispute shall be resolved by mutual agreement of the Indemnified Party and the Indemnifying Party or by binding arbitration conducted in accordance with the procedures and rules of the American Arbitration Association as set forth in
Article X. Judgment upon any award rendered by any arbitrators may be entered in any court having competent jurisdiction thereof.

                                  ARTICLE VIII

         DUE DILIGENCE REVIEW; NON-DISCLOSURE OF NON-PUBLIC INFORMATION.

Section 8.1. Due Diligence Review. Subject to Section 8.2, the Company shall make available for inspection and review by the Investors, advisors to and representatives of the Investors (who may or may not be affiliated with the Investors and who are reasonably acceptable to the Company), any underwriter participating in any disposition of the Registrable Securities on behalf of the Investors pursuant to the Registration Statement, any such registration statement or amendment or supplement thereto or any blue sky, Amex, Nasdaq or other filing, all SEC Documents and other filings with the SEC, and all other publicly available corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review and for the purpose of conducting ongoing due diligence, and cause the Company's officers, directors and employees to supply all such publicly available information reasonably requested by the Investors or any such representative, advisor or underwriter in connection with such Registration Statement and due diligence efforts (including, without limitation, in response to all questions and other inquiries reasonably made or submitted by any of them), prior to and from time to time after the filing and effectiveness of the Registration Statement for the sole purpose of enabling the Investors and such representatives, advisors and underwriters and their respective accountants and attorneys to conduct initial and ongoing due diligence with respect to the Company and the accuracy of the Registration Statement.

Section 8.2.      Non-Disclosure of Non-Public Information.

         (a) The Company shall not disclose material non-public information to the Investors, advisors to or representatives of the Investors unless prior to disclosure of such information the Company identifies such information as being non-public information and provides the Investors, such advisors and representatives with the opportunity to accept or refuse to accept such non-public information for review. The Company may, as a condition to disclosing any non-public information hereunder, require the Investors' advisors and representatives to enter into a confidentiality agreement in form and content reasonably satisfactory to the Company and the Investors.

         (b) Nothing herein shall require the Company to disclose material non-public information to the Investors or their advisors or representatives, and the Company represents that it does not disseminate material non-public information to any investors who purchase stock in the Company in a public offering, to money managers or to securities analysts; provided, however, that notwithstanding anything herein to the contrary, the Company will, as hereinabove provided, promptly notify the advisors and representatives of the Investors and, if any, underwriters, of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting material non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the prospectus included in the Registration Statement would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Nothing contained in this Section 8.2 shall be construed to mean that such persons or entities other than the Investors (without the written consent of the Investors prior to disclosure of such information as set forth in Section 8.2(a)) may not obtain non-public information in the course of conducting due diligence in accordance with the terms of this Agreement and nothing herein shall prevent any such persons or entities from notifying the Company of their opinion that based on such due diligence by such persons or entities, that the Registration Statement contains an untrue statement of a material fact or omits a material fact required to be stated in the Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE IX

                      LEGENDS; TRANSFER AGENT INSTRUCTIONS

Section 9.1. Legends. Unless otherwise provided below, each certificate representing Registrable Securities will bear the following legend or equivalent (the "Legend"):

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION

REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT IN ACCORDANCE WITH REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION THAT IS EXEMPT FROM SUCH REGISTRATION, SUPPORTED IN EACH CASE (OTHER THAN PURSUANT TO A REGISTRATION STATEMENT) BY AN OPINION OF COUNSEL.

Section 9.2. Transfer Agent Instructions. Upon the execution and delivery hereof, the Company is issuing to the transfer agent for its Common Stock (and shall issue to any substitute or replacement transfer agent for its Common Stock upon the Company's appointment of any such substitute or replacement transfer agent) Irrevocable Transfer Agent Instructions substantially in the form of Exhibit B hereto. Such Irrevocable Transfer Agent Instructions shall be irrevocable by the Company from and after the date hereof or from and after the issuance thereof to any such substitute or replacement transfer agent, as the case may be.

Section 9.3. No Other Legend or Stock Transfer Restrictions. No legend other than the one specified in Section 9.1 has been or shall be placed on the share certificates representing the Registrable Securities and no instructions or "stop transfer orders," "stock transfer restrictions," or other restrictions have been or shall be given to the Company's transfer agent with respect thereto other than as expressly set forth in this Article IX. After the Effective Date, upon request of the Investor the Company will substitute certificates without restrictive legend for certificates for any Conversion Shares issued prior to the Effective Date which bear restrictive legends and remove any stop-transfer restriction relating thereto promptly, but in no event later than three trading days after request for removal.

Section 9.4. Investors' Compliance. Nothing in this Article shall affect in any way each Investor's obligations to comply with all applicable securities laws upon resale of the Common Stock.

Section 9.5. Transfers without Registration. If an Investor provides the Company with an opinion of counsel, in generally acceptable form, that registration of a resale by such Investor of any Securities is not required under the Securities Act, the Company shall permit the transfer and, in the case of the Conversion Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Investor and, if such opinion provides that such legends can be removed, without any restrictive legends.

Section 9.6. Injunctive Relief. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Investors by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Article IX will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Article IX, that the Investors shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

                                    ARTICLE X

                           CHOICE OF LAW; ARBITRATION

Section 10.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made in Delaware by persons domiciled in Delaware and without regard to its principles of conflicts of laws. The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders.

Section 10.2. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration by the American Arbitration Association (the "AAA") in accordance with its Commercial Arbitration Rules. In the event of any conflict between those Rules and this Agreement, this Agreement will govern.

         Arbitration will be conducted by a panel of three (3) arbitrators (the "Panel"). Within fifteen (15) days after the commencement of arbitration, each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within ten (10) days of their appointment. The members of the Panel shall decide on one member to act as Chair. If the arbitrators selected by the parties are unable or fail to agree on a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association.

         The place of arbitration shall be New York, New York. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware unless the matter at issue is the corporation law of the company's state of incorporation, in which event the corporation law of that jurisdiction shall govern that particular issue. Either party may, without waiving any remedy under this Agreement, seek from any Court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the Panel's determination of the merits of the controversy. If any such provisional relief is sought, the non-prevailing party shall pay the expenses of the prevailing party, including reasonable attorney's fees, in connection with that proceeding.

         Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the Chair of the Panel, which determination shall be conclusive. Document exchange shall be completed within forty-five (45) days following selection of the last member of the Panel. At the request of a party, the Panel, through its Chair, shall have the discretion to order examination by deposition of witnesses to the extent the Panel deems such discovery relevant and appropriate. Depositions shall be limited to a maximum of three per party and shall be held within thirty (30) days of authorization by the Panel. Additional depositions may be scheduled only with the permission of the Chair of the Panel for good cause shown. Each deposition shall be limited to one day's duration. All objections are reserved for the arbitration hearing except for objections based on privilege.

         The award of the arbitrators shall be accompanied by a written reasoned opinion, which, to the extent practical, shall be rendered no more than thirty
(30) calendar days following the close of the Panel's adjudicatory hearing on the issues submitted for arbitration. The decision of the Panel will be final, binding, conclusive and non-appealable. The decision of the Panel will be entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. The Panel (or the sole arbitrator selected, if there is no timely response by the responding party) is authorized and directed to enter a default judgment against a party who fails to take action or to participate in any proceeding hereunder within the time periods prescribed by this Agreement, and by the AAA Rules and/or the Panel.

         The Panel shall award to the prevailing party, as determined by the Panel, all that party's costs and expenses. "Costs and expenses" means all reasonable pre-award expenses of arbitration, including discovery and deposition expenses, witness fees, costs and expenses, and attorneys' fees. If the Panel is unable to determine which party is the "prevailing party," the Panel shall apportion the costs and expenses as it deems appropriate.

                                   ARTICLE XI

                                   ASSIGNMENT

Neither this Agreement nor any rights of the Investors or the Company hereunder may be assigned by either party to any other person. Notwithstanding the foregoing, the provisions of this Agreement shall inure to the benefit of, and be enforceable by, any permitted transferee of any Securities; provided, however, each Investor's interest in this Agreement may be assigned at any time, in whole or in part, to any Affiliate of the Investors, who agrees to make the representations and warranties contained in Article III and who agrees to be bound by the terms of this Agreement, provided that such transfer otherwise complies with applicable securities laws.

                                   ARTICLE XII

                                     NOTICES

All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) hand delivered, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of sending by reputable courier service, fully prepaid, addressed to such address, or (c) upon actual receipt of such mailing, if mailed. The addresses for such communications shall be:

If to the Company:                Galaxy Nutritional Foods, Inc.
                                  2901 Titan Row, Suite 136
                                  Orlando, FL 32809
                                  Attn: Keith A. Ewing, Chief Financial Officer
                                  Tel: (407) 854-0412
                                  Fax: (407) 816-6792

with a copy to:
(shall not constitute notice):
                                  Baker & Hostetler, LLP
                                  200 South Orange Ave., Suite 2300
                                  Orlando, FL 32802
                                  Attn: Ken Wright, Esq.
                                  Tel: (407) 649-4001
                                  Fax: (407) 929-5314

if to the Investors:              As set forth on the signature pages hereto

with a copy to:                   Kevin A. Prakke, Esq.
(shall not constitute notice)     Wyrick Robbins Yates & Ponton LLP
                                  4101 Lake Boone Trail, Suite 300
                                  Raleigh, North Carolina 27607
                                  Telephone: (919) 781-4000
                                  Facsimile: (919) 781-4865

Either party hereto may from time to time change its address or facsimile number for notices under this Article XII by giving written notice of such changed address or facsimile number to the other party hereto as provided in this
Article XII.

                                  ARTICLE XIII

                                  MISCELLANEOUS

Section 13.1. Counterparts/ Facsimile/ Amendments. This Agreement may be executed in multiple identical counterparts, each of which may be executed by fewer than all of the parties and shall be deemed to be an original instrument that shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original. This Agreement may be amended only by a writing executed by the party against whom enforcement is sought.

Section 13.2. Entire Agreement. This Agreement, the other Transaction Documents, which include, but are not limited to, the Warrants, the Series A Certificate of Designations, the Registration Rights Agreement, the Escrow Agreement and the Irrevocable Transfer Agent Instructions set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written, relating to the subject matter hereof. The terms and conditions of all Exhibits to this Agreement are incorporated herein by this reference and shall constitute part of this Agreement as is fully set forth herein. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 13.3. Severability. Any invalidity, illegality or limitation of the enforceability with respect to any one or more of the provisions of this Agreement, or any part thereof, shall in no way affect or impair the validity, legality or enforceability of any other provisions of this Agreement. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.4. Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 13.5. Number and Gender. There may be one or more Investors parties to this Agreement, which Investors may be natural persons or entities. All references to plural Investors shall apply equally to a single Investor if there is only one Investor, and all references to an Investor as "it" shall apply equally to a natural person.

Section 13.6. Reporting Entity for the Common Stock. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given trading day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written agreement of the Investors and the Company shall be required to employ any other reporting entity.

Section 13.7. Replacement of Certificates. Upon (i) receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of a certificate representing any Securities and (ii) in the case of any such loss, theft or destruction of such certificate, upon delivery of an indemnity agreement or security reasonably satisfactory in form to the Company or (iii) in the case of any such mutilation, on surrender and cancellation of such certificate, the Company at its expense will execute and deliver, in lieu thereof, a new certificate of like tenor.

Section 13.8. Fees and Expenses. Subject to a cap of $30,000 ($6,000 of which has already been paid to the Investors), the Company shall pay the reasonable fees, expenses and disbursements of Wyrick Robbins Yates & Ponton LLP, the Investors' counsel, pursuant to the terms of the Escrow Agreement, and accounting fees, due diligence expenses and other disbursements of the Investors. In addition, the Company shall reimburse the Investors for any reasonable expenses and legal fees incurred enforcing its rights under the Agreement or in connection with any modification or waiver with respect thereto requested by the Company. The Company's obligations under this
Section 13.8 shall arise and remain in force whether or not any closing occurs hereunder, unless such failure to close is solely the result of default by the Investors.

Section 13.9. Publicity. The Company agrees that it will not issue any press release or other public announcement of the transactions contemplated by this Agreement without the prior consent of the Investors, which shall not be unreasonably withheld nor delayed by more than two (2) trading days from their receipt of such proposed release. No release shall name the Investors without their express consent.

Section 13.10. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 13.11. Termination. If the Closing shall not have occurred on or before April 30, 2001 due to the Company's or an Investor's failure to satisfy the conditions set forth in Article II above (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, that if this Agreement is terminated pursuant to this Section 13.11, the Company shall remain obligated to reimburse the non-breaching Investors for the expenses described in Section 13.8 above.

Section 13.12. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 13.13. Payment Set Aside. To the extent that the Company makes a payment or payments to the Investors hereunder or the Investors enforce or exercise their rights hereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person or entity under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 13.14 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company or the Investors or any subsequent holder of any Securities upon any breach, default or noncompliance of the Investors, any subsequent holder of any Securities or the Company under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of the Company or the Investors of any breach, default or noncompliance under this Agreement or any waiver on the Company's or the Investors' part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies, either under this Agreement, by law, or otherwise afforded to the Company and the Investors, shall be cumulative and not alternative.

Section 13.15 Amendments and Waivers. Except as otherwise expressly provided herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) with the written consent of the Company and the Investors or their transferees holding at least sixty percent (60%) of the outstanding Conversion Shares and Warrant Shares (assuming the exercise of all Warrants and the conversion of all Series A Preferred Stock or other securities into Common Stock), voting together as a single group; provided, however, that no such amendment or waiver shall reduce the aforesaid percentage required under this
Section 13.15. Any amendment or waiver effected in accordance with this Section
13.15 shall be binding upon the Investors and each transferee of the Securities. Upon the effectuation of each such amendment or waiver, the Company shall promptly give written notice thereof to the Investors (or their transferees) who have not previously consented thereto in writing.

                                     ******

         IN WITNESS WHEREOF, the parties hereto have caused this Series A Preferred Stock and Warrants Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

                                      COMPANY:

                                      GALAXY NUTRITIONAL FOODS, INC.


                                      By: /s/ Keith Ewing
                                         ---------------------------------------
                                      Name: Keith Ewing
                                           -------------------------------------
                                      Title: Vice President
                                            ------------------------------------

                                      INVESTORS:

Address: 175 Bloor Street East        Investor: BH Capital Investments, L.P.
South Tower, 7th Floor                By: HB and Co., Inc., its General Partner
Toronto, Ontario, Canada M4W 3R8
Fax: 416-929-5314
                                      By: /s/ Henry Brachfeld
                                         ---------------------------------------
                                      Name: Henry Brachfeld, President
Aggregate Purchase Price
and Number of Warrants purchased
at Closing:

         Aggregate Purchase Price: $1,540,000
         Initial Warrants: 60,000
         Redemption Warrants: 60,000
         30% Warrants: one-half of total

Address: 33 Prince Arthur Avenue      Investor: Excalibur Limited Partnership
Toronto, Ontario, Canada M5R I B2     By: Excalibur Capital Management, Inc.
Fax: 416-964-8868

                                      By: /s/ William Hechter
                                         ---------------------------------------
                                      Name: William Hechter, President
Aggregate Purchase Price
and Number of Warrants purchased
at Closing:

         Aggregate Purchase Price: $1,540,000
         Initial Warrants: 60,000
         Redemption Warrants: 60,000
         30% Warrants: one-half of total